UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

May 13, 2015
Date of Report (Date of earliest event reported)

OHIO VALLEY BANC CORP.
(Exact name of registrant as specified in its charter)

Ohio
(State or other jurisdiction of incorporation)

0-20914	31-1359191
(Commission File Number)	(IRS Employer Identification No.)

420 Third Avenue, Gallipolis, Ohio	45631
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (740) 446-2631

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2015, the Board of Directors of Ohio Valley Banc Corp. named Larry E. Miller the Chief Operating Officer of Ohio Valley Banc Corp. ("OVBC") and The Ohio Valley Bank Company (the "Bank").

Mr. Miller, age 51, has been Senior Vice President and Secretary of OVBC and Executive Vice President and Secretary of The Ohio Valley Bank Company since December 2007.  He has served as Chairman of the Board of OVBC’s subsidiary, Loan Central, Inc. since May 2012, serving as member since April 2000.

Mr. Miller has had ordinary course banking transactions with the Bank.   Any loans from the Bank to Mr. Miller since January 1, 2014 (1) were not disclosed as nonaccrual, past due, restructured or potential problems, (2) were made in the ordinary course of business, (3) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and (4) did not involve more than the normal risk of collectability or present other unfavorable features.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

The Registrant held its annual meeting of shareholders (the “Annual Meeting”) on May 13, 2015 in Gallipolis, Ohio.  At the Annual Meeting, the shareholders voted on three proposals.  The proposals are described in detail in the Proxy Statement.

Proposal 1
Registrant’s shareholders elected three individuals to the Board of Directors for a term expiring in 2018, as set forth below:

Name	Votes For	Votes Withheld	Broker Non-Votes
Anna P. Barnitz	2,738,739	85,217	621,370
Gregory K. Hartley	2,730,446	93,510	621,370
Thomas E. Wiseman	2,792,639	31,317	621,370

Proposal 2
Registrant’s shareholders approved, in a non-binding vote, the compensation of the Company’s named executive officers, as set forth below:

Votes For	Votes Against	Votes Withheld	Broker Non-Votes
2,678,782	29,836	115,338	621,370

Proposal 3
Registrant’s shareholders ratified the selection of Crowe Horwath LLP as the Registrant’s independent registered public accounting firm for fiscal year ending December 31, 2015, as set forth below:

Votes For	Votes Against	Abstentions	Broker Non-Votes
3,381,860	6,871	56,595	0

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OHIO VALLEY BANC CORP.

Date:	May 13, 2015	By:	/s/Thomas E. Wiseman
		Name:	Thomas E. Wiseman
		Title:	President and Chief Executive Officer